Exhibit 99.3
FORM 11-K
(Mark One)
☑ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended	December 31, 2007

OR
☐ TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from	______________ to ___________

Commission file number	1-10312

SYNOVUS FINANCIAL CORP. DIRECTOR STOCK PURCHASE PLAN
SYNOVUS FINANCIAL CORP.
1111 BAY AVENUE
SUITE 500
COLUMBUS, GEORGIA 31901
(706) 649-5220

Exhibit 99.3
SYNOVUS FINANCIAL CORP.
DIRECTOR STOCK PURCHASE PLAN
Financial Statements
December 31, 2007, 2006, and 2005
(With Report of Independent Registered Public Accounting Firm Thereon)

Report of Independent Registered Public Accounting Firm
The Plan Administrator
Synovus Financial Corp.
Director Stock Purchase Plan:
We have audited the accompanying statements of financial condition of the Synovus Financial Corp. Director Stock Purchase Plan (the Plan) as of December 31, 2007 and 2006, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2007. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan as of December 31, 2007 and 2006, and the results of its operations and changes in its plan equity for each of the years in the three-year period ended December 31, 2007 in conformity with U.S. generally accepted accounting principles.
Atlanta, Georgia
April 25, 2008
KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.

SYNOVUS FINANCIAL CORP.
DIRECTOR STOCK PURCHASE PLAN
Statements of Financial Condition
December 31, 2007 and 2006

	2007	2006
Assets
Common stock of Synovus Financial Corp. at fair value — 1,733,107 shares (cost $27,249,013) in 2007 and 1,895,619 shares (cost $27,240,833) in 2006	$41,733,206	58,441,935
Dividends receivable	356,285	372,127

	$42,089,491	58,814,062

Plan Equity
Plan equity (575 and 655 participants in 2007 and 2006, respectively)	$42,089,491	58,814,062

See accompanying notes to financial statements.

SYNOVUS FINANCIAL CORP.
DIRECTOR STOCK PURCHASE PLAN
Statements of Operations and Changes in Plan Equity
Years ended December 31, 2007, 2006, and 2005

	2007	2006	2005
Dividend income	$1,453,090	1,507,791	1,444,278
Realized gain on distributions to participants (note 5)	5,401,937	3,870,811	3,400,566
Unrealized (depreciation) appreciation of common stock of Synovus Financial Corp. (note 4)	(16,716,909)	3,620,138	(6,525,615)
Contributions (note 3):
Participants	2,550,700	2,600,931	2,442,783
Synovus Financial Corp. and participating subsidiaries	1,275,350	1,300,465	1,221,392

	(6,035,832)	12,900,136	1,983,404

Withdrawals by participants — common stock of Synovus Financial Corp. at fair value (349,619 shares in 2007, 268,895 shares in 2006, and 218,826 shares in 2005) (note 5)	(10,688,739)	(7,560,840)	(6,093,636)

(Decrease) increase in Plan equity for the year	(16,724,571)	5,339,296	(4,110,232)
Plan equity at beginning of year	58,814,062	53,474,766	57,584,998

Plan equity at end of year	$42,089,491	58,814,062	53,474,766

See accompanying notes to financial statements.

SYNOVUS FINANCIAL CORP.
DIRECTOR STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2007, 2006, and 2005
(1)	Description of the Plan

The Synovus Financial Corp. Director Stock Purchase Plan (the Plan) was implemented as of January 1, 1985. The Plan is designed to enable participating Synovus Financial Corp. (Synovus) and subsidiaries’ directors to purchase shares of Synovus common stock at prevailing market prices from contributions made by them and Synovus and participating subsidiaries (the Participating Companies).

Synovus serves as the plan administrator. The Plan agent is Mellon Investor Services, LLC, hereafter referred to as “Agent.”

Any person who currently serves or in the future is elected to serve as a member, advisory member, or emeritus member of the board of directors of any of the Participating Companies is eligible to participate in the Plan. Participants may contribute to the Plan only through automatic transfers of contributions from their designated demand deposit accounts. Contributions by directors of subsidiaries may not exceed $1,000 per calendar quarter. Contributions by directors of Synovus may not exceed $5,000 per calendar quarter. Matching contributions to the Plan are to be made by the Participating Companies in an amount equal to one-half of each participant’s contribution. All contributions to the Plan vest immediately.

The Plan provides, among other things, that all expenses of administering the Plan shall be paid by Synovus. Brokers’ fees, commissions, postage, and other transaction costs incurred in connection with the purchase in the open market of Synovus common stock under the Plan are included in the cost of such stock to each participant.

The Plan provides that each participant may withdraw at any time all or part of the full number of shares in his or her account balance. The participant may elect to receive the proceeds in the form of shares of common stock of Synovus or in a lump-sum cash distribution.

The Plan provides that upon termination of participation in the Plan, each former participant will receive, at his or her discretion, (i) the full number of shares of Synovus common stock held on his or her behalf by the Agent, together with a check for any fractional share interest, or (ii) a lump-sum cash distribution for the proceeds of the sale of all shares held by the Agent on his or her behalf. A participant who terminates his or her participation in the Plan may not reenter the Plan until the expiration of a six-month waiting period.

Participation in the Plan shall automatically terminate upon termination of a participant’s status as a board of directors member whether by death, retirement, resignation, or otherwise.

Synovus expects to maintain the Plan indefinitely, but reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant’s right to the benefit of contributions made by him or her, or the Participating Companies prior to the date of such amendment or termination.

Synovus reserves the right to suspend Participating Company contributions to the Plan if its board of directors feels that Synovus’ financial condition warrants such action.
(Continued)

SYNOVUS FINANCIAL CORP.
DIRECTOR STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2007, 2006, and 2005
(2)	Summary of Significant Accounting Policies

The investment in Synovus common stock is stated at fair value, which is based on the closing price at year-end obtained by using market quotations on the principal public exchange market for which such security is traded. The December 31, 2007 and 2006 fair values were $24.08 and $30.83 per share, respectively.

The realized gain on distributions to participants is determined by computing the difference between the average cost per share and the fair value per share at the date of the distribution to the participants, less transaction costs.

Dividend income is accrued on the record date.

The Plan’s investment in the common stock of Synovus is exposed to market and credit risks. Due to the level of risk associated with investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Plan’s financial statements.

Contributions by participants and Participating Companies are accounted for on the accrual basis.

Withdrawals are accounted for upon distribution. At December 31, 2007, plan investments include 1,703 shares held by one terminated director who has not yet requested distribution in accordance with the terms of the Plan.

The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as compensation income their pro rata share of contributions made to the Plan by the participating company. Cash dividends paid on Synovus common stock purchased under the Plan will be taxable to the participants on a pro rata basis for Federal and state income tax purposes during the year any such dividend is received by the participant or the Plan. Upon disposition of the Synovus common stock purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.

Management of the Plan believes that the carrying amount of the receivables is a reasonable approximation of the fair value due to the short-term nature.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.
(Continued)

SYNOVUS FINANCIAL CORP.
DIRECTOR STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2007, 2006, and 2005
(3)	Contributions

Contributions by Participating Companies and by participants are as follows:

	2007		2006		2005
	Participating		Participating		Participating
Participating Company	Companies	Participants	Companies	Participants	Companies	Participants
Synovus Financial Corp.	$230,000	460,000	230,000	460,000	202,500	405,000
Columbus Bank and Trust Company	81,333	162,667	81,667	163,333	81,000	162,000
Commercial Bank and Trust Company of Troup County	34,000	68,000	32,667	65,333	30,668	61,336
Commercial Bank of Thomasville	26,000	52,000	26,500	53,000	24,000	48,000
Security Bank and Trust Company of Albany	45,333	90,667	46,500	93,000	51,333	102,666
Sumter Bank and Trust Company	18,667	37,333	24,000	48,000	24,000	48,000
The Coastal Bank of Georgia	36,333	72,667	38,667	77,333	41,500	83,000
First State Bank and Trust Company	30,667	61,333	30,667	61,333	30,667	61,334
Cohutta Banking Company	16,611	33,221	14,999	29,999	13,610	27,221
Bank of Coweta	20,000	40,000	19,500	39,000	20,000	40,000
Citizens Bank and Trust of West Georgia	30,000	60,000	36,500	73,000	31,447	62,894
First Community Bank of Tifton	20,000	40,000	20,000	40,000	20,000	40,000
Community Bank & Trust of Southeast Alabama	18,000	36,000	18,000	36,000	18,000	36,000
CB&T Bank of Middle Georgia	42,000	84,000	28,000	56,000	25,500	51,000
First Coast Community Bank	16,000	32,000	18,000	36,000	20,000	40,000
CB&T of East Alabama *	12,944	25,888	14,722	29,444	14,500	29,000
Sea Island Bank	33,167	66,333	29,333	58,667	29,833	59,666
Citizens First Bank	23,167	46,333	24,000	48,000	25,667	51,334
Athens First Bank and Trust Co.	24,383	48,767	23,450	46,900	23,300	46,600
Vanguard Bank and Trust	22,000	44,000	26,833	53,667	20,000	40,000
Bank of Pensacola	35,333	70,667	38,500	77,000	38,667	77,333
First Commercial Bank of Birmingham	26,000	52,000	26,000	52,000	25,333	50,666
The Bank of Tuscaloosa	47,833	95,667	47,833	95,667	45,833	91,667
Sterling Bank	20,000	40,000	20,667	41,333	24,000	48,000
First National Bank of Jasper	20,167	40,333	20,667	41,333	21,500	43,000
First Commercial Bank of Huntsville	16,389	32,778	14,555	29,111	24,500	49,000
Tallahassee State Bank	16,000	32,000	16,667	33,333	10,000	20,000
Peachtree National Bank	14,000	28,000	31,500	63,000	27,833	55,667
Citizens Bank of Fort Valley **	—	—	14,055	28,111	10,667	21,333
Citizens & Merchants State Bank	42,867	85,734	28,300	56,600	20,000	40,000
The National Bank of South Carolina	34,833	69,667	33,333	66,667	35,000	70,000
Bank of North Georgia	72,991	145,981	72,283	144,567	55,450	110,900
Georgia Bank & Trust	16,000	32,000	16,667	33,333	14,000	28,000
The Bank of Nashville	12,500	25,000	12,000	24,000	8,500	17,000
First Nation Bank	12,000	24,000	18,167	36,333	20,100	40,200
Trust One Bank	21,500	43,000	21,267	42,533	15,817	31,633
Synovus Bank of Jacksonville	21,332	42,664	20,000	40,000	18,500	37,000
Cohutta Banking Company of Tennessee	5,833	11,667	6,333	12,667	5,167	10,333
First Florida Bank	12,000	24,000	5,833	11,667	—	—
Synovus Bank of Tampa Bay	47,167	94,333	51,833	103,667	53,000	106,000

Total contributions	$1,275,350	2,550,700	1,300,465	2,600,931	1,221,392	2,442,783

*	On August 1, 2005, CB&T Bank of Russell County changed its name to CB&T of East Alabama.

**	On January 16, 2007, this entity was merged with CB&T Bank of Middle Georgia.
(Continued)

SYNOVUS FINANCIAL CORP.
DIRECTOR STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2007, 2006, and 2005
(4)	Unrealized (Depreciation) Appreciation of Common Stock of Synovus Financial Corp.

Changes in unrealized (depreciation) appreciation of Synovus common stock are as follows:

	2007	2006	2005
Unrealized appreciation at end of year	$14,484,193	31,201,102	27,580,964
Unrealized appreciation at beginning of year	31,201,102	27,580,964	34,106,579

Unrealized (depreciation) appreciation for the year	$(16,716,909)	3,620,138	(6,525,615)

(5)	Realized Gain on Withdrawal/Distributions to Participants

The realized gain on withdrawal/distributions to participants is summarized as follows:

	2007	2006	2005
Fair value at date of distribution or redemption of shares of Synovus common stock	$10,688,738	7,560,840	6,093,636
Less cost (computed on an average cost basis) of shares of Synovus common stock distributed or redeemed	5,286,801	3,690,029	2,693,070

Total realized gain	$5,401,937	3,870,811	3,400,566